Exhibit 10.1

August 13, 2018

Shelly Whitson

Re:  Confidential Separation Letter and Release

Dear Shelly:

This Confidential Separation Letter and Release (this “Letter”) will confirm that your employment with General Cannabis Corporation (the “Company”) will be terminated effective as of August 13, 2018 (the “Separation Date”).  Accordingly, as of the Separation Date, you are no longer an employee of the Company.  The substance of this Letter and the terms contained herein are confidential.

As of the Separation Date, the Company owes you $8,911.13 for accrued and unpaid compensation ($3,430.56) and 15 days of accrued and unpaid paid time off ($5,480.77), less applicable taxes and deductions, through August 13, 2018 (“Termination Payment”).  A (net) check totaling $6,309.78 is enclosed with this Letter.  Your acceptance of the enclosed check constitutes full satisfaction of all wage amounts due and owing to you as of the Separation Date and you acknowledge that you have been correctly paid for all time worked.  You will separately receive information regarding COBRA and any other benefits to which you may be entitled.

Though it has no legal obligation to do so, the Company has further authorized certain payments and benefits to you which are further detailed below:

•

Additional Six (6) months’ wages totaling $47,500;

•

Health Insurance (Medical and Dental) premiums through December 31, 2018 paid as a lump sum.

•

Company will extend period to exercise vested options to 90 days

The above payments, less benefit premiums and taxes, along with the above insurance benefits, are collectively referred to as the “Severance Payment”, and will be payable upon your acceptance of this Letter and your compliance and agreement with the following terms and conditions

1.

Agreement with Respect to Payments.  You acknowledge and agree that the Severance Payment is in addition to anything of value to which you are entitled.  You agree that the Company will issue you a Form W-2 for 2018 reflecting the payment of the Termination Payment and the Severance Payment.

2.

Release by You of the Company.  In consideration of the Severance Payment, to which you are not otherwise entitled, you fully release, acquit and forever discharge the Company and its affiliates and all of their past, present and future parent companies, subsidiaries, entities under common control, divisions, related entities, members, managers, trustees, directors, officers, owners, employees, former employees, agents, insurers, legal representatives and accountants, representatives, predecessors, successors and assigns, and all other persons acting in concert with or on behalf of the Company (the Company and the foregoing other persons and entities are hereinafter referred to collectively as the “Releasees”), from all actions and causes of action, charges, claims, grievances, liabilities, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgments, costs, expenses, interest, executions, claims for attorneys’ fees and costs or disbursements, and any other claim, liability or demands of any kind whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, against Releasees or any of them that you have or could have that may have arisen through the date hereof out of (a) your relationship with, or the separation of your relationship with, the Company or (b) any other matter, cause, occurrence or thing whatsoever arising on or before the date you execute this Letter (the “Released Claims”).  Without limiting the foregoing, the Released Claims include but are not limited to: (i) all claims for payment; (ii) all claims sounding in tort, public policy or contract, including but not limited to claims relating to implied or express contracts, defamation, wrongful or retaliatory discharge, intentional infliction of emotional distress, invasion of privacy, intentional interference with contract, intentional interference with business relations, negligence, detrimental reliance, loss of consortium, promissory estoppel, personal injury, and common law; and (iii) all claims for violation of any federal, state, or local statutory, constitutional, or common law claims, actions, liabilities, or judgments.  The foregoing release shall be binding upon your family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accountants, affiliates and for any entity owned or controlled by you.

3.

Non-Disclosure and Confidentiality.  You agree to keep this Letter and the terms and restrictions contained herein confidential and agree that you will not communicate the terms of this Letter, or the fact that such Letter exists, to any third party except to your immediate family, accountants, legal or financial advisors, or as otherwise appropriate or necessary as required by law or court order.

4.

Return of Information/Property:  By your signature below, you represent and warrant that: (i) you have returned to the Company all the Company property, including, without limitation, all files, training materials, policies and procedures, cell phone, laptops, notebooks, handbooks, keys, client lists, mailing lists, account information, accounting records, credit cards, credit card numbers, and all other tangible or intangible property belonging to the Company; (ii) you no longer have access to computer systems, databases or keys of the Company; and (iii) you have not retained copies of such property.  You acknowledge that it is a violation of Company policy to take, reproduce, copy, transmit or maintain any photographs of the Company premises, its operations or employees.  You warrant that any photographs or other media that you took, whether electronic, digital, or hard copy, have been destroyed, deleted and otherwise removed from all devices.  You agree that this paragraph 4 shall survive the termination of this Letter and that any breach of this provision will cause the Company irreparable harm that cannot be adequately remedied by monetary damages.  You, therefore, agree that in the event of a breach of this Agreement, you shall be obligated to immediately repay all severance monies and/or value of benefits received and that the Company shall have the right to apply to a court of competent jurisdiction for specific performance and/or an order restraining and enjoining any conduct in violation of this provision and for such other relief as the court shall deem appropriate, and that the Company shall have the right to take this action without posting a bond.  Such right of the Company is to be in addition to the remedies otherwise available to it at law or in equity.  You expressly waive the defense that a remedy in damages will be adequate.

5.

Notice Pursuant To the Older Workers Benefit Protection Act.  You understand and acknowledge that:

a.

You may take up to a full twenty-one (21) days from the date of the receipt of this Letter within which to consider this Letter before executing it;

b.

Any decision to execute this Letter before expiration of that 21-day period is knowing and voluntary and will not have been induced by the Company through fraud, misrepresentation, a threat to withdraw or alter the offer before expiration of the 21-day time period, or by providing different terms for signing before expiration of the 21-day period;

c.

You are, by signing this Letter, releasing the Company from any and all claims you may have against the Company arising before the date the Letter is executed, including all claims under the Age Discrimination in Employment Act; and

d.

You have a full seven (7) days following the execution of this Agreement to revoke this Agreement and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.  If mailed, the rescission must be postmarked within the seven-day period, properly addressed to Joe Hodas, Chief Operating Officer.  You understand that you will not receive the Severance Payment under this Letter if you rescind it, and in any event, you will not receive the Severance Payment until after the seven-day revocation period has expired, plus three days for mailing of notice.

6.

Retention of Counsel.  You are hereby advised to consult with an attorney prior to executing this Letter.  By signing below, you acknowledge that you have retained, or had the opportunity to retain, counsel of your own choosing concerning the claims released herein; that you have read and fully understand the terms of this Letter and/or have had it reviewed and approved by counsel of your choice, with adequate opportunity and time for such review.

7.

Confidentiality / Non-Disclosure.  In consideration of the obligations under this Agreement, you agree that this Agreement and its contents, the terms and conditions hereof, and confidential, proprietary, financial, business and/or other information of the Company that you were privy to in your role with the Company, is strictly, and shall forever remain, confidential, and that neither you, nor your heirs, agents, executors, administrators, attorneys, legal representatives or assigns shall disclose or disseminate, directly or indirectly, any information concerning any such items to any third person(s), including, but not limited to, representatives of the media, or other present or former employees or representatives of the Company, or any other present or prospective clients for which you are aware, under any circumstances, except you may disclose the terms of this Agreement to you attorney, accountant, tax advisor, the Internal Revenue Service, or as otherwise required by law (“Third Parties”), provided, however, that the Third Parties to whom such disclosure is made shall agree in advance to be bound by the terms of this paragraph 7 and all of its subparts.

a.

You acknowledge that a violation of this paragraph 7, or any of its subparts, would cause immeasurable and irreparable damage to the Company in an amount incapable of precise determination.  Accordingly, you agree that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of paragraph 7 and all of its subparts, in addition to any other available remedies.

b.

The Parties agree that the terms of paragraph 7 and all of its subparts are a material inducement for the execution of this Agreement.  Any disclosure or dissemination, other than as described above, will be regarded as a breach of this Agreement and a cause of action shall immediately accrue for damages and injunctive relief.

7.

Mutual Non-Disparagement.  By executing this Agreement, the Parties represent and warrant that they will not make written or oral statements about the other, or about the Company’s respective affiliates or employees, or the Company itself, that are disparaging, defamatory, critical, or that could adversely affect the reputation of Sexton or the Company, or the conduct of the Company’s business.  Nothing in this Agreement shall be construed to limit or impede either Party’s right or duty to testify truthfully or be available as a witness if required by law, subpoena or court order.

8.

Knowing and Voluntary/No Inducement.  You enter into this Letter knowingly and voluntarily and with a full understanding of its terms.  You acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to you to induce you to execute this Letter.  You further state that the only representations made to you to obtain your consent to this Letter are stated herein and that you are signing this Letter voluntarily and without coercion, intimidation, or threat of retaliation.

9.

Covenant Not to Sue.  You agree that you will not seek to set aside or avoid enforcement of this Letter or bring any lawsuit in any court against the Company or any Releasees, including, but not limited to, a lawsuit challenging the termination of your employment with the Company; a lawsuit for severance payments; a lawsuit challenging the validity or enforceability of this Letter or any other lawsuit against the Company or Releasees, except those to enforce the terms of this Letter.  You agree that if you, your heirs, your estate or anyone else claiming to act through you or on your behalf, do file any such lawsuit against the Company or Releasees, or seek to set aside or avoid enforcement of this Letter, you will pay all costs and expenses, including all reasonable attorneys’ fees, that are incurred by the Company or Releasees in defending against such a lawsuit or in enforcing the Letter.  You waive the right to voluntarily assist other individuals or entities in bringing claims against the Company or Releasees and agree not to provide any such assistance other than assistance in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or other federal, state or local agencies.  You waive the right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other federal, state or local agency, except where prohibited by law.

Nothing contained in this Letter shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, Department of Labor, or comparable state or local agencies, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding, or any related complaint, or lawsuit filed by you or by anyone else on your behalf.

10.

No Admission of Liability.  By signing this Letter, neither you nor the Company admit any misconduct or violation of any federal or state law or regulation or any liability to each other.  Rather, you and the Company seek to resolve amicably any and all disputes, whether valid or invalid, arising from your employment with the Company and/or the termination of that employment.  Accordingly, this Letter shall not be admissible in any proceeding except that the Letter may be introduced in any proceeding to enforce a specific term contained in the Letter.

11.

Governing Law, Jurisdiction and Venue.  This Agreement shall be governed and conformed in accordance with the laws of the state of Colorado without regard to its conflict of laws provision.  In the event you or the Company breaches any provision of this Agreement, you and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement.  Should an action be initiated, the Parties affirm that jurisdiction and venue shall be in Denver County, Colorado.

If you agree to be bound by paragraphs 1 through 11 above, please indicate your agreement by signing below and returning a copy of your signature to my attention no later than September 3, 2018.  It’s been a pleasure working with you and we wish you the best in your future endeavors.

Best,

Joe Hodas

Enclosure

THE UNDERSIGNED HAS READ THE FOREGOING CONFIDENTIAL SEPARATION LETTER AND RELEASE, FULLY UNDERSTANDS IT, AND VOLUNTARILY AGREES TO ALL OF ITS TERMS.

Dated:
(Printed Name)

(Signature)

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